United States securities and exchange commission logo





                     November 24, 2020

       Amanda Bradley
       General Counsel
       Shift Technologies, Inc.
       2525 16th Street, Suite 310
       San Francisco, California 94103-4234

                                                        Re: Shift Technologies,
Inc.
                                                            Revised Preliminary
Proxy Statement on Schedule 14A
                                                            Filed on November
18, 2020
                                                            File No. 001-38839

       Dear Ms. Bradley:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Trade & Services
       cc:                                              Martin Glass